Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-43569) pertaining to the Hess Corporation Employees’ Savings Plan of our report dated June 15, 2020, with respect to the financial statements and schedule of the Hess Corporation Employees’ Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

New York, New York

June 15, 2020